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Exhibit 2: Consolidated Income Statement
(Six Months Ended June 30)

	Ch$ millions			US$ millions (1)
	YTD June 02	YTD June 03	% Change	YTD June 02	YTD June 03	% Change

Revenues	132.773	124.399	-6,3%	193,0	177,9	-7,8%
COGS	(115.811)	(107.749)	-7,0%	(168,3)	(154,1)	-8,4%
Gross Income	16.962	16.650	-1,8%	24,7	23,8	-3,4%
Gross Margin	12,8%	13,4%	-	12,8%	13,4%	-
SG&A	(12.922)	(11.087)	-14,2%	(18,8)	(15,9)	-15,6%
% sales	9,7%	8,9%	-	9,7%	8,9%	-
Operating Income	4.040	5.562	37,7%	5,9	8,0	35,5%
Operating Margin	3,0%	4,5%	-	3,0%	4,5%	-
Financial Income	871	605	-30,5%	1,3	0,9	-31,6%
Equity in Earning (Losses) of Related Companies	180	13	-92,5%	0,3	0,0	-92,6%
Other non-Operating Income	80	340	325,6%	0,1	0,5	318,8%
Financial Expenses	(9.849)	(7.502)	-23,8%	(14,3)	(10,7)	-25,0%
Positive Goodwill Amortization	(1.157)	(1.113)	-3,7%	(1,7)	(1,6)	-5,3%
Other non-Operating Expenses	(3.995)	(1.987)	-50,3%	(5,8)	(2,8)	-51,1%
Price-level Restatement	(9.563)	(514)	-94,6%	(13,9)	(0,7)	-94,7%
Non-Operating Results	(23.432)	(10.156)	-56,7%	(34,1)	(14,5)	-57,3%
Income (Loss) Before Income Taxes	(19.393)	(4.594)	-76,3%	(28,2)	(6,6)	-76,7%
Income Tax	(731)	(516)	-29,4%	(1,1)	(0,7)	-30,5%
Extraordinary Items			N/A	0,0	0,0	N/A
Minority Interest	2.370	28	-98,8%	3,4	0,0	-98,9%
Negative Goodwill Amortization	11	3	-76,5%	0,0	0,0	-76,9%
Net Income (Loss)	(17.742)	(5.080)	-71,4%	(25,8)	(7,3)	-71,8%

1 Exchange rate on June 2002 US$1.00 = 699,12
Exchange rate on June 2001 US$1.00 = 688,05

Última actualización 29-08-2003
Por .